EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 15th day of May, 2009, is entered into by Image Metrics Inc., a Delaware corporation (“Image Metrics” or the “Company”), and Ron Ryder, an individual residing at 5552 Evening Sky Drive, Simi Valley CA, 93063 (the “Employee”).

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company;

NOW. THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.
Employment by Company. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, as of May 15, 2009 (the “Effective Date”) and ending in accordance with the provisions set forth in Paragraph 4 below.

2.
Title and Capacity. The Employee shall serve as the Company’s Chief Financial Officer and shall be responsible for the Company’s accounting and finance functions as well as operations management duties undertaken by Image Metrics Limited, which is Image Metric’s Parent Company (the “Parent Company”). In this role, the Employee also shall perform such duties and services, consistent with his position as an executive officer of the Company, as may be assigned to him from time to time by the Company. The Employee agrees to devote his entire business time, loyalty, attention and energies to the business and interests of the Company during his employment with the Company, and understands and agrees that he will be based at the Company’s Santa Monica office. Provided that he notifies the Company in advance, the Employee, however, shall have the right to sit on the boards of other companies which the Company, in its sole discretion, determines are not competitive with the Company or the Parent Company, and to continue to engage in consulting and advisory activities provided these do not require more than one business day during any one given month. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company, provided that the Employee has been made aware of any such rules, regulations, instructions, personnel practices, and/or policies.

3.	Compensation and Benefits.

a.	Salary. The Company shall pay the Employee an annualized base salary of $225,000. Twelve (12) months after his Effective Date the Employee’s annualized base salary shall be reviewed.

b.
Equity. The Employee shall be granted options to purchase ordinary shares of the Parent Company (the “Option”) equal to 1.5% of the fully diluted shares outstanding as of the execution date of this agreement at a per share option exercise price equal to the fair market value of the Parent Company’s ordinary shares on the execution date of this agreement. The Option shall become exercisable (“vest”) as follows: one sixth vesting 180 days from the date of the agreement, the remaining five sixths in equal amounts over thirty (30) months from the 181st day following the date of this agreement. No vesting shall occur after termination of employment. The Option will be subject to all the terms, conditions and termination provisions of the agreement under which it is granted (the agreement must be executed by both parties to effect the grant). The Employee agrees that he will provide all securities laws and investment representations as the Company and/or the Parent Company require prior to the grant of the Option. The Employee agrees to indemnify and keep indemnified the Company and the Parent Company against all taxes and social security costs which may arise in connection with the grant, holding or exercise of the Option.

c.
Fringe Benefits. The Employee shall immediately be eligible to participate in all benefit programs that the Company establishes and makes available to its employees. The Company will pay the full cost of medical coverage comparable to coverage currently provided to the Company’s executive officers.

d.
Paid Days Off. The Employee shall be eligible for up to twenty (20) days of Paid Days Off (PDO) per calendar year to be taken at such times as may be approved in advance by the CEO or his designee, which approval shall not be unreasonably withheld. The number of PDO for which the Employee is eligible shall accrue at the rate of 2.08 days per month that he is employed during such calendar year. PDO accrual will be capped at 1.75 times the Employee’s annual PDO accrual. When the Employee’s accrued PDO reaches the cap, the Employee will not accrue additional PDO time until some of the previously accrued PDO is used and the accrued amount falls below the cap.

e.
Sick Leave. In the event a serious health condition, as defined below, makes the Employee unable to perform the essential functions of his position, with or without any reasonable accommodation, the Company shall continue to pay the Employee for up to six (6) months in any one (1) year. If the Employee remains unable to perform the essential functions of his position for more than six (6) months, he shall be deemed to have a “disability” as defined in Paragraph 4(d) of this Agreement.

i.	A “serious health condition” means an illness, injury, impairment, or physical or mental condition that involves one of the following:

1.	Inpatient care in a hospital, hospice, or residential medical care facility, including any period of incapacity or subsequent treatment in connection with or consequence to such inpatient care.

2.
A period of incapacity of more than three consecutive calendar days (including any subsequent treatment or period of incapacity relating to the same condition), that also involves: A) Treatment two or more times by a health care provider; or B) Treatment by a health care provider on at least one occasion which results in a regimen of continuing treatment under the supervision of the health care provider.

3.
A chronic condition which: A) Requires periodic visits for treatment by a health care provider; B) Continues over an extended period of time; and C) May cause episodic rather than a continuing period of incapacity.

4.	A period of incapacity which is permanent or long-term due to a condition for which treatment may not be effective.

5.
Any period of absence to receive multiple treatments (including any period of recovery there from) by a health care provider either for restorative surgery after an accident or other injury, or for a condition that would likely result in a period of incapacity of more than three calendar days in the absence of medical intervention or treatment.

ii.
The Company retains the right to make an independent assessment of whether an injury, illness, or impairment involving certain medical treatment constitutes a “serious health condition” and the Employee will cooperate with such evaluation.

f.
Discretionary Annual Performance Bonus. In order to serve as an incentive to the Employee, following the end of each fiscal year in which the Employee is employed by the Company and subject to the approval of the Company’s Board of Directors, the Employee is eligible for a bonus of up to thirty percent (15%) of his annualized base salary, provided that he meets the targets or objectives set forth in his bonus plan, as determined by the Company in its sole discretion. The Employee must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award. The Company will distribute bonus and awards 90 days from the fiscal year end.

g.	Withholdings. All compensation payable to the Employee shall be subject to applicable withholdings and taxes.

4.
Employment Termination. The Employee’s employment by the Company pursuant to this Agreement shall terminate upon the death or disability of the Employee. For purposes of this Agreement, the term “disability” shall mean a determination by a physician of the Company’s choosing that the Employee is unable to perform the essential functions of his position by reason of any mental or physical illness or impairment, with or without any reasonable accommodation, for a period greater than six (6) months during any 360-day period.

5.
Payment upon Termination. Upon the termination of his employment, the Employee (or the beneficiary or his estate, in the event of his death) shall be entitled to receive earned but unpaid salary and accrued but unused PDO earned through his last day worked.

a.
If the Employee is terminated by the Company, without cause, the Employee will continue to receive his base salary for 120 days after the termination date. The Company shall be deemed to have terminated the Employee for “Cause” in the event that he has engaged in or committed (i) willful misconduct, gross negligence, theft or fraud; (ii) any willful act that has the effect of materially injuring the reputation, business or a business relationship of the Company; (iii) breach of any material term of this Agreement, or (iv) failure to perform against Company and Employee goals. In the event the Company determines that Cause for termination exists based on any of the foregoing grounds and such grounds are curable, the Employee shall be given thirty (30) days to cure such Cause. After the expiration of any such cure period, the Company shall make a determination as to whether Employee has cured such ground for termination for Cause.

6.
Proprietary and Confidential Information, Developments and Non-Solicitation Agreement. As a condition of employment, the Employee shall execute the Proprietary and Confidential Information, Developments and Non-Solicitation Agreement provided to him by the Company. The provisions of such Proprietary and Confidential Information, Developments and Non-Solicitation Agreement shall survive the termination of this Agreement.

7.
No Conflict or Other Agreements. The Employee represents that he has disclosed or is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

8.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

9.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate. a federal court located within the State of California), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

11.
Acknowledgment. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

12.	Miscellaneous.

a.
No delay or omission by the Company or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

b.	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.
In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

IMAGE METRICS INC.

By:	/s/ Michael Starkenburg
Michael Starkenburg
Chief Executive Officer

EMPLOYEE

/s/ Ron Ryder
Ron Ryder